UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Cracker Barrel Old Country Store, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is a letter sent to shareholders of Cracker Barrel Old Country Store, Inc. in a mailing commenced on October 4, 2011:

October 3, 2011

To Our Shareholders:

On September 22, 2011, your Board of Directors adopted a shareholder rights plan and declared a dividend distribution of preferred share purchase rights to shareholders of record on October 3, 2011. This letter explains why the Board adopted the rights plan and how the rights work. A more detailed summary of the preferred share purchase rights and the rights plan is enclosed for your reference.

The Board of Directors adopted the rights plan in response to Biglari Holdings’ clearance under the Hart-Scott-Rodino Act to acquire up to 49.99% of Cracker Barrel’s common stock and the resulting threat that Biglari Holdings could accumulate a substantial, and potentially controlling, position in Cracker Barrel through market purchases without paying all shareholders an appropriate premium for that control.

If shareholders approve the rights agreement at the upcoming 2011 annual meeting on December 20, 2011, the rights will expire on September 22, 2014. If shareholders do not approve the rights agreement at the 2011 annual meeting, the rights will immediately expire following the meeting.

I want to emphasize that the rights will not prevent a takeover, but they will deter abusive tactics from being used in a takeover. They are designed to encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover. This should enable all Cracker Barrel shareholders to fully realize the value of their investment in our Company. In addition, the rights will not interfere with all-cash, fully financed tender offers for all shares that remain open for a minimum of 60 business days (“qualifying offers”).

In general terms, the rights plan imposes a significant penalty upon any person or group of persons who acquires 10% or more of our outstanding shares without the approval of our Board. The rights issued under the rights plan may be redeemed by the Board of Directors for one cent per right prior to an acquiror or group accumulating 10% or more of the Company’s shares. The rights will not interfere with any merger or business combination approved by the Board of Directors, or any qualifying offer whether or not approved by the Board.

Adoption of the rights plan does not weaken the financial strength of the Company or affect its business plans. Issuance of the rights:

•	has no dilutive effect on the value of the Common Shares,

•	will not affect reported earnings per share,

•	is not taxable to the Company or to you, and

•	will not change how you can trade the Company’s shares.

The rights will be exercisable only if and when a situation arises that the rights were intended to address.

In adopting the rights plan and declaring the rights dividend, the Board has expressed its confidence in the future and its determination that you, our shareholders, be given every opportunity to participate fully in that future.

On behalf of the Board of Directors,

/s/ Michael A. Woodhouse
Michael A. Woodhouse
Executive Chairman of the Board

Important Additional Information

Cracker Barrel, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cracker Barrel shareholders in connection with the matters to be considered at Cracker Barrel’s 2011 Annual Meeting. Cracker Barrel intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Cracker Barrel shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Cracker Barrel’s 2011 Annual Meeting. Information regarding the direct and indirect beneficial ownership of Cracker Barrel’s directors and executive officers in Cracker Barrel securities is included in their SEC filings on Forms 3, 4 and 5, and additional information can also be found in Cracker Barrel’s Annual Report on Form 10-K for the year ended July 30, 2010, filed with the SEC on September 28, 2010 and its Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended July 29, 2011 filed on December 6, 2010, March 4, 2011 and June 3, 2011, respectively. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Cracker Barrel with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.crackerbarrel.com.

SUMMARY OF RIGHTS TO PURCHASE

PREFERRED SHARES

Introduction

On September 22, 2011, the Board of Directors of our Company, Cracker Barrel Old Country Store, Inc., a Tennessee corporation, declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share. The dividend is payable on October 3, 2011 to the shareholders of record on October 3, 2011.

Our Board has adopted this Rights Agreement to protect shareholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person (or group of persons) who acquires 10% or more of our outstanding common stock without the approval of our Board. The Rights Agreement will not interfere with any merger or other business combination approved by our Board. It also does not apply to a fully financed cash offer for all the Company’s shares meeting the requirements that we describe below.

For those interested in the specific terms of the Rights Agreement between our Company and American Stock Transfer & Trust Company, LLC, as the Rights Agent, dated as of September 22, 2011, we provide the following summary description. Please note, however, that this description is only a summary, and is not complete, and should be read together with the entire Rights Agreement, which has been filed with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K filed by the Company on September 23, 2011. A copy of the agreement is available free of charge from our Company.

The Rights. Our Board authorized the issuance of a Right with respect to each outstanding share of common stock on October 3, 2011. The Rights will initially trade with, and will be inseparable from, the common stock. The Rights are evidenced only by certificates that represent shares of common stock. New Rights will accompany any new shares of common stock we issue after October 3, 2011 until the Distribution Date described below.

Exercise Price. Each Right will allow its holder to purchase from our Company one one-hundredth of a share of Series A Junior Participating Preferred Stock (“Preferred Share”) for $200, once the Rights become exercisable. This portion of a Preferred Share will give the shareholder approximately the same dividend, voting, and liquidation rights as would one share of common stock. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

Exercisability. The Rights will not be exercisable until 10 days after the public announcement that a person or group of persons has become an “Acquiring Person” by obtaining beneficial ownership of 10% or more of our outstanding common stock.

Certain synthetic interests in securities created by derivative positions — whether or not such interests are considered to be ownership of the underlying common stock or are reportable for purposes of Regulation 13D of the Securities Exchange Act — are treated as beneficial ownership of the number of shares of the company’s common stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of the company’s common stock are directly or indirectly held by counterparties to the derivatives contracts. Swaps dealers unassociated with any control intent or intent to evade the purposes of the Rights Plan are excepted from such imputed beneficial ownership.

We refer to the date when the Rights become exercisable as the “Distribution Date.” Until that date, the common stock certificates will also evidence the Rights, and any transfer of shares of common stock will constitute a transfer of Rights. After that date, the Rights will separate from the common stock and be evidenced by book-entry credits or by Rights certificates that we will mail to all eligible holders of common stock. Any Rights held by an Acquiring Person are void and may not be exercised.

Consequences of a Person or Group Becoming an Acquiring Person.

•

Flip In. If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person may, for $200, purchase shares of our common stock with a market value of $400 based on the market price of the common stock prior to such acquisition.

•

Flip Over. If our Company is later acquired in a merger or similar transaction after the Rights Distribution Date, all holders of Rights except the Acquiring Person may, for $200, purchase shares of the acquiring corporation with a market value of $400 based on the market price of the acquiring corporation’s stock, prior to such merger.

•

Notional Shares. Shares held by Affiliates and Associates of an Acquiring Person, and Notional Shares held by counterparties to a Derivatives Contract with an Acquiring Person, will be deemed to be beneficially owned by the Acquiring Person.

Preferred Share Provisions.

Each one one-hundredth of a Preferred Share, if issued:

•	will not be redeemable.

•	will entitle holders to quarterly dividend payments of $0.01 per share, or an amount equal to the dividend paid on one share of common stock, whichever is greater.

•	will entitle holders upon liquidation either to receive $1 per share or an amount equal to the payment made on one share of common stock, whichever is greater.

•	will have the same voting power as one share of common stock.

•	will entitle holders to a per share payment equal to the payment made on one share of common stock if shares of our common stock are exchanged via merger, consolidation, or a similar transaction,.

The value of one one-hundredth interest in a Preferred Share should approximate the value of one share of common stock.

Expiration. The Rights will expire no later than September 22, 2014, but will expire immediately following the 2011 annual shareholders’ meeting if the rights plan is not approved by shareholders at the meeting.

Redemption. Our Board may redeem the Rights for $0.01 per Right at any time before any person or group of persons becomes an Acquiring Person. If our Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $0.01 per Right. The redemption price will be adjusted if we have a stock split or stock dividends of our common stock.

Qualifying Offer Provision. The Rights do not interfere with all-cash, fully financed tender offers for all shares of common stock that remain open for a minimum of 60 business days, are subject to a minimum condition of a majority of the outstanding shares and provide for a 20 business day “subsequent offering period” after consummation (such offers are referred to as “qualifying offers”). In the event the company receives a qualifying offer and the board of directors has not redeemed the Rights prior to the consummation of such offer, the consummation of the qualifying offer shall not cause the offeror or its affiliates or associates to become an Acquiring Person, and the Rights will immediately expire upon consummation of the qualifying offer.

Exchange. After a person or group of persons becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of our outstanding common stock, our Board may extinguish the Rights by exchanging one share of common stock or an equivalent security for each Right, other than Rights held by the Acquiring Person.

Anti-Dilution Provisions. Our Board may adjust the purchase price of the Preferred Shares, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, a reclassification of the Preferred Shares or common stock. No adjustments to the Exercise Price of less than 1% will be made.

Amendments. The terms of the Rights Agreement may be amended by our Board without the consent of the holders of the Rights. After a person or group becomes an Acquiring Person, our Board may not amend the agreement in a way that adversely affects holders of the Rights.